Exhibit 16.1

March 7, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Arkanova Energy Corporation (formerly Alton Ventures, Inc.)
EIN: 68-0542002

Commissioners:

We were previously the principal accountants for Arkanova Energy Corporation (formerly Alton Ventures, Inc.), and we reported on the financial statements of Alton Ventures, Inc. as of June 30, 2006 and 2005, for the years ended June 30, 2006 and 2005 and for the period from September 6, 2001 (inception) through June 30, 2006. We have not provided any audit services to Arkanova Energy Corporation since the audit of the June 30, 2006 financial statements. On March 5, 2007, we were dismissed as principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated March 7, 2007. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado